Exhibit 99.2

MEDCATH CONTACT:
O. Edwin French	Art Parker
President & Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Plans 60-bed Expansion at TexSAn Heart Hospital
Conversion of Shelled Space an Integral Part of MedCath’s Growth Plans
     CHARLOTTE, N.C., Feb. 11, 2008 — MedCath Corporation (Nasdaq: MDTH) and its physician partners today announced plans to double the number of inpatient beds at TexSAn Heart Hospital, San Antonio, Texas, creating a 120-bed acute care and heart hospital.
     The expansion will convert approximately 36,130 square feet of shelled space into 60 inpatient beds, which will be used to expand the hospital’s cardiovascular services and to accommodate other high-acuity services. Project cost will total approximately $10.75 million. Opening of the new section is scheduled for fall of 2008.
     MedCath will make an additional equity investment in TexSAn related to the expansion, which will increase MedCath’s ownership stake from 51.0% percent to 66.57%.
     “The cost effective build-out of shelled space in selected markets is one of the key elements of our strategic growth plan,” said Ed French, MedCath’s President and Chief Executive Officer. “This expansion will provide needed capacity for our growing cardiovascular program as well as provide vital additional high-acuity services to the San Antonio area. A part of our company-wide strategy is to diversify services in several markets while continuing to expand our core competencies in heart care, and TexSAn’s success and expansion is the best example of our continuing to move decidedly forward in meeting that goal.”

     The TexSAn plans follow a similar announcement last year at MedCath’s Arkansas Heart Hospital, which converted 18,900 square feet of shelled space into 28 inpatient beds. The additional inpatient beds at Arkansas Heart Hospital became operational late January 2008.
     “With today’s announcement of the expansion of TexSAn Heart Hospital, we have announced in the last ten months expansion and development projects that will increase our consolidated bed count by over 50%,” said French. “We are extremely pleased with the progress that we’re making in growing our Company and expanding our services to a larger patient population.”
     TexSAn, opened in January 2004, is a licensed acute care facility with a primary focus on providing leading cardiovascular care to the Southwest Texas region. The hospital features four operating suites, four cardiac catheterization labs, a 10-bed day-patient area and an emergency department.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 663 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Form 10-K filed with the Securities and Exchange Commission on December 14, 2007. A copy of this registration statement, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.